UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2013

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma	73107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosure set forth under Item 2.03 of this report is incorporated by reference into this Item 1.01.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company.

On February 1, 2013, Zena Energy L.L.C., an Oklahoma limited liability company (“Zena”), which is a subsidiary within the Chemical Business of LSB Industries, Inc. (the “Company”), entered into a loan with International Bank of Commerce, as lender in the original principal amount of $35 million. This loan follows the October 31, 2012, acquisition by Zena of certain natural gas working interest properties and other rights and assets related to such natural gas working interest properties (the “Natural Gas Properties”) located in Wyoming County, Pennsylvania. The proceeds of the loan effectively refinance $35 million of the approximately $50 million purchase price of the Natural Gas Properties paid previously out of the Company’s working capital. The proceeds of the loan will be used for general working capital purposes. Neither Zena nor the Company is the operator of the Natural Gas Properties.

The terms of the loan provide that (a) the loan has a term of three years; (b) interest is payable monthly based on a five year amortization at a defined LIBOR rate plus 300 basis points (but not below 3.00% per annum), resulting in a borrowing rate at February 1, 2013 of approximately 3.30%; and (c) the loan is secured by the Natural Gas Properties and related properties and proceeds. The Company has guaranteed the payment of the loan.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

99.1	Promissory Note, dated February 1, 2013, in the original principal amount of $35 million, issued by Zena Energy L.L.C. in favor of International Bank of Commerce.

99.2	Leasehold Mortgage, Security Agreement, Assignment and Fixture Filing, dated February 1, 2013, from Zena Energy L.L.C. to International Bank of Commerce.

99.3	Guaranty, dated February 1, 2013, issued by LSB Industries, Inc. in favor of International Bank of Commerce.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2013

LSB INDUSTRIES, INC.

By:	Tony M. Shelby
Tony M. Shelby, Executive Vice President of Finance, Chief Financial Officer